EXHIBIT 99.1

706 Mission Street, 10th Floor San Francisco CA 94103

FOR IMMEDIATE RELEASE

GOFISH REPORTS PRELIMINARY REVENUES FOR THE
THIRD QUARTER OF FISCAL 2007

SAN FRANCISCO - October 25, 2007 - GoFish Corporation (OTCBB: GOFH), a leading internet video and youth entertainment network, today announced preliminary revenues for the third quarter ended September 30, 2007.

For the third quarter ended September 30, 2007, revenues are expected to be approximately $485,000 (unaudited). This represents an increase of $478,000 from the $7,100 of revenues reported for the third quarter of 2006. For the nine month period ended September 30, 2007, revenues are expected to be approximately $541,000 (unaudited). This represents an increase of $522,000 from the $19,000 of revenue reported for the same period in 2006. The Company will incur direct cost of revenues associated with payments to publishers of approximately $248,000 for the quarter ended September 30, 2007.

The Company recently undertook the aggregation of publisher sites into an ad-supported distribution network. This network will consist of publishers for whom the Company can sell advertising and through which GoFish can distribute its online video content. The third quarter revenues were derived primarily from advertising that was sold across this network. These sales were a result of the Company’s addition of its first direct ad sales personnel, which joined GoFish in early August.

“Our preliminary revenues for the third quarter are the result of our strategy to develop relationships with Web publishers, and our ability to provide advertisers with targeted and contextually relevant ad placements,” said Tabreez Verjee, president of GoFish. “We are well-positioned to continue to improve our revenue performance as we expand the GoFish Network to encompass other youth-oriented sites.”

The Company will report a net loss for the third quarter. The Company’s revenues are estimates and may change pending the Company’s management and independent auditor’s completion of their normal quarterly closing and review procedures.

About GoFish Corporation
GoFish Corporation, (OTCBB: GOFH) headquartered in San Francisco, is a leading internet video and youth entertainment network. GoFish has been a pioneer in the development of Made-For-Internet content (“MFI”) with the production of several original media properties available only on gofish.com. The first publicly traded online video company, GoFish operates an ad-supported distribution network of owned and operated sites as well as publisher sites on the Web where millions of people can watch the best video entertainment. For more information about the Company, go to www.gofish.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are generally identified by words, such as "believes," "anticipates," "plans," "expects," "will," and "would," and similar expressions that are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. Forward looking statements include estimates of the Company’s revenues for the third quarter, the implication that revenue performance will improve, and the Company’s ability to expand its network to include other sites. Actual events may differ materially from those mentioned in these forward-looking statements because of a number of risks and uncertainties, including: personnel; general economic, business and industry conditions; and the level and intensity of competition in the online video industry. Additional discussion of these and other factors affecting GoFish’s business and prospects is contained in GoFish’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company's filings with the Securities and Exchange Commission. These filings are available on a website maintained by the Securities and Exchange Commission at www.sec.gov.

Media Contacts for GoFish
Levine Communications Office
Alastair Duncan, 310-300-0950, aduncan@lcoonline.com

Investor Contacts for GoFish
Nils Erdmann, 415-979-9291, nils@gofish.com

# # #